Exhibit 99.1

MultiCell Technologies Completes 1-for-5 Reverse Stock Split

Lincoln, RI - May 18, 2005 - MultiCell Technologies, Inc. (OTCBB: MUCL), a leading supplier of immortalized non-tumorigenic human hepatocytes as pharmaceutical candidate optimization tools, announced today that its Board of Directors has approved a one-for-five reverse split of its common stock, effective as of 5:00 P.M. EDT, on May 18, 2005, following approval by the Company's stockholders on May 18, 2005. The Company's common stock will trade post-split under a new ticker symbol.

As a result of the reverse stock split, every five shares of MultiCell Technologies common stock will be combined into one share of common stock. The reverse stock split affects all the Company's common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split. The Company will pay cash in lieu of fractional shares based on the closing price of the common stock on May 18, 2005. The reverse split will reduce the number of shares of the Company's common stock outstanding from approximately 158,049,000 to approximately 31,600,000. The number of authorized shares of common stock will remain unchanged at 200,000,000 shares.

"We believe that the time was right to improve our capital structure," said Jerry Newmin, MultiCell's Co-Chairman and Chief Executive Officer. "Over the past year we have improved our balance sheet and advanced our portfolio of projects. We believe this move will accelerate our path to listing on a national exchange and enhance our ability to reach a wider audience of investors."

The Company's common stock will also trade under a new CUSIP number. Shareholders who have existing stock certificates will receive instruction from the Company's transfer agent, U.S. Stock Transfer, in order to receive new stock certificates. Shareholders who have the certificates in "Street Name" or on deposit at their brokerage firm will need to do nothing further.

MultiCell is a leading supplier of non-tumorigenic immortalized human hepatocytes and has patented strategies for isolation of adult human liver stem cells. For more information about the Company call 401-333-0610 or see www.multicelltech.com. MultiCell's new laboratories are at 701 George Washington Highway, Lincoln, Rhode Island 02865.

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Except for the historical information contained herein, this press release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects," and words of similar import. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward looking statements. These risks include, among others, the impact of the reverse stock split on the common stock price and the company's ability to attract institutional ownership and analyst coverage, the risk that the company may not achieve profitability, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission including the Company's Annual Report on form 10-KSB for the fiscal year ended November 30, 2004, and its Quarterly Reports on Form 10-QSB and other periodic filings. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.